Exhibit 99.1

Missile Defense Agency Awards Applied DNA Sciences Phase II SBIR Contract for
Counterfeit Avoidance Using DNA Marking
Contract Valued at $975k over Two Years

STONY BROOK, NY, July 15, 2014 - Applied DNA Sciences, Inc. (OTCQB: APDN), (Twitter: @APDN), a biotechnology firm that provides DNA-based authentication and security solutions and services, noted today that the Missile Defense Agency has awarded APDN a research project that would expand APDN’s technology platform established in the Phase I Small Business Innovation Research (SBIR) contract to accommodate as many as 100 electronic component manufacturers.  The contract provides for monthly payments to APDN totaling approximately $975,000 over a two year period.

APDN has already developed proprietary SigNature® DNA inks supplemented with optical markers to provide authentication marks that are of a higher standard relative to other taggant technologies.  This reliable DNA-optical adduct is impervious to copying and is required by the Defense Logistic Agency (DLA) for the marking of FSC 5962 electronic components.

The new research,  in addition to developing more efficient methods of SigNature® DNA application, entails the development of an optical reader that could be employed in the field for rapid detection of the SigNature® DNA ink marked on a component.

Approved for Public Release 14-MDA-7739 (18 March 14)

About Applied DNA Sciences

APDN is a provider of botanical-DNA based security and authentication solutions and services that can help protect products, brands, entire supply chains, and intellectual property of companies, governments and consumers from theft, counterfeiting, fraud and diversion. SigNature® DNA describes the uncopyable marker that is at the heart of all of our security and authentication solutions. SigNature DNA is at the core of a family of products such as DNAnet®, our anti-theft product, SigNature® T, targeted toward textiles, and digitalDNA®, providing powerful track and trace. All provide a forensic chain of evidence and can be used to prosecute perpetrators.

The statements made by APDN may be forward-looking in nature. Forward-looking statements describe APDN’s future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of APDN. Actual results could differ materially from those projected due to our short operating history, limited financial resources, limited market acceptance, market competition and various other factors detailed from time to time in APDN’s SEC reports and filings, including our Annual Report on Form 10-K filed on December 20, 2013 (amended on May 1, 2014) and our subsequent quarterly reports on Form 10-Q/A (for the quarterly period ended December 31, 2013) and Form 10-Q.  APDN undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

media contact Mitchell Miller, 631-240-8818
investor contact  Debbie Bailey, 631-240-8817
web www.adnas.com
twitter @APDN, @APDNInvestor.